Exhibit 4.1

VENUS CONCEPT INC.

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This Amendment to each of the SPA Warrants (this “Amendment”) is entered into as of March 5, 2020, by and among Venus Concept Inc. and the Required Holders. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Warrants issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of November 3, 2019, by and among Venus Concept Inc. and the investors referred to therein.

WHEREAS, Section 9 of each SPA Warrant provides that each SPA Warrant may be amended with the written consent of the Company and the Required Holders, subject to certain limitations not applicable to the provisions contemplated by this Amendment, and the parties hereto (representing the Company and the Required Holders) hereby desire to amend each outstanding SPA Warrant as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.        Amendment. Section 1 of each outstanding SPA Warrant is amended by adding the following Section (f) at the end of Section 1:

(f)  Limitation on Exercise.

(i)    Subject to Section 1(f)(ii), from and after the delivery of written notice from the Holder to the Company that such Holder wishes to have the provisions of this Section 1(f) apply to such Holder, the number of Warrant Shares that may be acquired by the Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (the “Attribution Parties”), does not exceed 19.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Threshold Percentage”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(ii)    Notwithstanding the provisions of Section 1(f)(i), the Holder shall have the right at any time and from time to time, to waive the provisions of this Section 1(f) in its entirety or to increase or decrease the Threshold Percentage by written instrument delivered to the Company, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the

Warrant in excess of the Threshold Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to exercise the Warrant pursuant to this Section 1(f) shall have any effect on the applicability of the provisions of this Section 1(f) with respect to any subsequent determination of exercisability. The provisions of this Section 1(f) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this section or any portion of this section which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2.        No other Amendments. Except as expressly set forth herein, this Amendment shall not by implication or otherwise, limit, impair, constitute a waiver or amendment of, or otherwise affect the rights and remedies of the Holders under the SPA Warrants, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the SPA Warrants, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

3.        Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this amendment.

4.        SEDCO Opt-In. By their execution of this Amendment, each of SEDCO Capital Cayman Limited, SC Venus US Opportunities Limited and SC Venus US Limited hereby elects to have the provisions of Section 1(f) of the SPA Warrants as amended by this Amendment apply to each of SEDCO Capital Cayman Limited, SC Venus US Opportunities Limited and SC Venus US Limited, respectively, and the Company hereby accepts and acknowledges such elections.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set out above.

VENUS CONCEPT INC.

By:	/s/ Dom Serafino
Name:	Dom Serafino
Title:	Chief Executive Officer

SEDCO CAPITAL CAYMAN LIMITED

By:	/s/ Sameer Shaasan
Name:	Sameer Shaasan
Title:	Director

By:	/s/ Rasheed Yarkhan
Name:	Rasheed Yarkhan
Title:	Director

SC VENUS OPPORTUNITIES LIMITED

By:	/s/ Rasheed Yarkhan
Name:	Rasheed Yarkhan
Title:	Director

By:	/s/ Eisa Matouk Abdulatie
Name:	Eisa Matouk Abdulatie
Title:	Director

SC VENUS US LIMITED

By:	/s/ Rasheed Yarkhan
Name:	Rasheed Yarkhan
Title:	Director

By:	/s/ Eisa Matouk Abdulatie
Name:	Eisa Matouk Abdulatie
Title:	Director